Exhibit 1.01

Allison Transmission Holdings, Inc.

Conflict Minerals Report

For the Year Ended December 31, 2016

This Conflict Minerals Report for the year ended December 31, 2016 is presented to comply with Rule 13p-1 (“Rule 13p-1”) under the Securities Exchange Act of 1934, as amended. Rule 13p-1 was adopted by the Securities and Exchange Commission (“SEC”) to implement reporting and disclosure requirements related to conflict minerals as directed by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and imposes certain reporting obligations on SEC registrants who manufacture or contract to manufacture products that contain conflict minerals which are necessary to the functionality or production of their products. “Conflict minerals” are defined as tantalum, tin, tungsten and gold. These requirements apply to registrants whatever the geographic origin of the conflict minerals and whether or not they fund armed conflict in the Democratic Republic of Congo (“DRC”) or an adjoining country (together with the DRC, the “Covered Countries”). This Conflict Minerals Report has not been subject to an independent private sector audit.

1.	Company Overview and Product Description

Allison Transmission Holdings, Inc. and its subsidiaries (“Allison”, “we,” “us” or “our”) design and manufacture fully-automatic transmissions for medium- and heavy-duty commercial vehicles, medium- and heavy-tactical U.S. defense vehicles and hybrid-propulsion systems for transit buses. We generate our net sales primarily from the sale of transmissions, transmission parts, support equipment, defense kits, engineering services and extended transmission coverage to a wide array of original equipment manufacturers, distributors and the U.S. government.

We conducted an analysis of our products and found that conflict minerals are necessary to the production or functionality of our commercial, defense and hybrid products.

A complete description of our products can be found in our Annual Report on Form 10-K for the year ended December 31, 2016, filed with the Securities and Exchange Commission on February 24, 2017.

2.	Reasonable Country of Origin Inquiry

We conducted a good faith reasonable country of origin inquiry (“RCOI”) to determine whether the necessary conflict minerals originated in the Covered Countries. As a company engaged in the design and manufacture of commercial and defense fully-automatic transmissions and hybrid-propulsion systems for transit buses, we are several levels removed from the actual mining of conflict minerals. We do not make purchases of raw ore or unrefined conflict minerals and we conduct no purchasing activities in the Covered Countries. In order to determine whether conflict minerals used in the manufacture of our products originated in the Covered Countries, we relied on our direct suppliers to provide information on the origin of the conflict minerals contained in components and materials supplied to us, including sources of conflict minerals that are supplied to them from their suppliers.

Scope of RCOI. Our RCOI included conducting an inquiry of our global supply chain of direct ferrous, metallic, and electrical component suppliers, using Conflict-Free Sourcing Initiative’s (“CFSI”) Conflict Minerals Reporting Template (“CMRT”) to identify the smelters and refiners responsible for processing the conflict minerals.

To assist in the collection of data and in engaging our suppliers, we enlisted a third party data collection and analysis vendor to conduct outreach, training and verification of supplier responses. As part of our global supply-chain survey, we received representations from our suppliers regarding the source of conflict minerals and compared the smelters and refiners identified in the CMRT responses against the list of smelter and refinery facilities which have been identified as conflict free by programs such as CFSI’s Conflict Free Smelter Program for conflict minerals. In an effort to obtain the highest practical response rate, our process included multiple rounds of communication and follow-up through mail, email and telephone calls. We created and maintained a database of this information.

RCOI Results. Of our direct ferrous, metallic, and electrical component suppliers, 100% were within the scope of our RCOI. We received responses from approximately 85% of the suppliers. We reviewed the responses against criteria developed to determine which responses required additional engagement, including incomplete responses and inconsistencies within the data reported. We worked with these suppliers to obtain a revised response or additional clarity regarding their submission.

3.	Due Diligence

We conducted due diligence on the source and chain of custody of the conflict minerals that are included in our products and for which, based on our RCOI, we have not been able to determine whether the conflict minerals may have originated in the Covered Countries and may not have come from recycled or scrap sources.

Design of Due Diligence. Allison’s due diligence procedures were designed to conform with the Organisation of Economic Co-Operation and Development (“OECD”) Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas, which is an internationally recognized due diligence framework. Our due diligence process included:

Establishing Company Management Systems. We adopted a conflict minerals policy that governs the supply-chain of conflict minerals from the Covered Countries. In addition, we organized an internal management team to support our supply chain due diligence efforts. This cross-functional team, led by our Chief Compliance Officer and a team of subject matter experts from relevant functional areas, oversees our conflict minerals due diligence process. Senior management and the Audit Committee of our Board of Directors are briefed about the results of our due diligence efforts.

Identifying and Assessing Risk in the Supply Chain. Through our RCOI process, we solicited all ferrous, metallic, and electrical component direct suppliers with a CMRT to obtain information about the source of any conflict minerals. Our efforts largely focused on confirming the accuracy and quality of the representations our direct suppliers made regarding the source and chain of custody of their conflict minerals and comparing the smelters and refiners identified in the CMRT responses against the list of smelter and refinery facilities which have been identified as “conflict free”.

Designing and Implementing a Strategy to Respond to Risks. Our conflict minerals team is responsible for identifying and responding to risks in our supply chain. In addition, we monitor and track information received from suppliers, including a list of smelters and refiners identified through CMRT responses.

Supporting Independent Third-Party Audits of Supply Chain. We do not have a direct relationship with the conflict minerals smelters and refiners; therefore, we rely on the CFSI’s Conflict-Free Smelter Program to manage and report results of the independent third-party audits and the related certifications.

Reporting on Supply Chain Due Diligence. This conflict minerals report is being filed with the SEC as an exhibit to our specialized disclosure report on Form SD and is available on our website at www.allisontransmission.com.

4.	Due Diligence Results.

Because we have not received sufficient and complete responses from all suppliers and many of the supplier responses provided data at a company level rather than at a product level, we do not have sufficient information to conclusively determine the countries of origin or chain of custody of conflict minerals in our products. Based the CMRT responses from our direct suppliers, we believe that, to the best of our knowledge, the smelters and refiners listed in Annex A to this conflict minerals report may have been used to process the conflict minerals contained in our products.

5.	Future Due Diligence Measures.

As we further develop our due diligence program in calendar year 2017, we intend to implement the following steps to improve the information gathered from our due diligence efforts and to further mitigate the risk that our necessary conflict minerals do not benefit armed groups:

•	include language in new or renewed supplier contracts that requires the supplier to support our conflict minerals program;

•	engage with suppliers to increase the response rate, completeness and accuracy of supply-chain surveys;

•	encourage suppliers identified as sourcing from non-conflict free smelters to move towards using conflict free smelters within a reasonable time frame, depending on the criticality of the specific part and the availability of alternative suppliers;

•	continue to refine due diligence efforts to identify and address gaps in data in order to arrive at an accurate list of smelters and refiners; and

•	monitor relevant trade associations and the OECD to evaluate best practices in determining whether products contain conflict minerals.

ANNEX A

Mineral	Smelter or Refiner Name	Country Location of Smelter or Refiner

Gold	Western Australian Mint trading as The Perth Mint	Australia

Gold	Ögussa Österreichische Gold- und Silber-Scheideanstalt GmbH	Austria

Gold	Umicore S.A. Business Unit Precious Metals Refining	Belgium

Gold	AngloGold Ashanti Córrego do Sítio Mineração	Brazil

Gold	Umicore Brasil Ltda.	Brazil

Gold	Asahi Refining Canada Ltd.	Canada

Gold	CCR Refinery – Glencore Canada Corporation	Canada

Gold	Royal Canadian Mint	Canada

Gold	Heraeus Ltd. Hong Kong	China

Gold	Inner Mongolia Qiankun Gold and Silver Refinery Share Co., Ltd.	China

Gold	Jiangxi Copper Co., Ltd.	China

Gold	Metalor Technologies (Hong Kong) Ltd.	China

Gold	Shandong Zhaojin Gold & Silver Refinery Co., Ltd.	China

Gold	The Refinery of Shandong Gold Mining Co., Ltd.	China

Gold	Zhongyuan Gold Smelter of Zhongjin Gold Corporation	China

Gold	Zijin Mining Group Co., Ltd. Gold Refinery	China

Gold	Allgemeine Gold-und Silberscheideanstalt A.G.	Germany

Gold	Aurubis AG	Germany

Gold	C. Hafner GmbH + Co. KG	Germany

Gold	DODUCO GmbH	Germany

Gold	Heimerle + Meule GmbH	Germany

Gold	Heraeus Precious Metals GmbH & Co. KG	Germany

Gold	SAXONIA Edelmetalle GmbH	Germany

Gold	WIELAND Edelmetalle GmbH	Germany

Gold	PT Aneka Tambang (Persero) Tbk	Indonesia

Mineral	Smelter or Refiner Name	Country Location of Smelter or Refiner

Gold	Chimet S.p.A.	Italy

Gold	Aida Chemical Industries Co., Ltd.	Japan

Gold	Asahi Pretec Corp.	Japan

Gold	Asaka Riken Co., Ltd.	Japan

Gold	Chugai Mining	Japan

Gold	Dowa	Japan

Gold	Eco-System Recycling Co., Ltd.	Japan

Gold	Ishifuku Metal Industry Co., Ltd.	Japan

Gold	JX Nippon Mining & Metals Co., Ltd.	Japan

Gold	Kojima Chemicals Co., Ltd.	Japan

Gold	Matsuda Sangyo Co., Ltd.	Japan

Gold	Mitsubishi Materials Corporation	Japan

Gold	Mitsui Mining and Smelting Co., Ltd.	Japan

Gold	Nihon Material Co., Ltd.	Japan

Gold	Ohura Precious Metal Industry Co., Ltd.	Japan

Gold	Sumitomo Metal Mining Co., Ltd.	Japan

Gold	Tanaka Kikinzoku Kogyo K.K.	Japan

Gold	Tokuriki Honten Co., Ltd.	Japan

Gold	Yamamoto Precious Metal Co., Ltd.	Japan

Gold	Yokohama Metal Co., Ltd.	Japan

Gold	DSC (Do Sung Corporation)	Korea, Republic of

Gold	LS-NIKKO Copper Inc.	Korea, Republic of

Gold	Samduck Precious Metals	Korea, Republic of

Gold	Metalúrgica Met-Mex Peñoles S.A. De C.V.	Mexico

Gold	Schone Edelmetaal B.V.	Netherlands

Gold	Bangko Sentral ng Pilipinas (Central Bank of the Philippines)	Philippines

Mineral	Smelter or Refiner Name	Country Location of Smelter or Refiner

Gold	OJSC “The Gulidov Krasnoyarsk Non-Ferrous Metals Plant” (OJSC Krastsvetmet)	Russian Federation

Gold	SOE Shyolkovsky Factory of Secondary Precious Metals	Russian Federation

Gold	Metalor Technologies (Singapore) Pte., Ltd.	Singapore

Gold	Rand Refinery (Pty) Ltd.	South Africa

Gold	SEMPSA Joyería Platería S.A.	Spain

Gold	Boliden AB	Sweden

Gold	Argor-Heraeus S.A.	Switzerland

Gold	Cendres + Métaux S.A.	Switzerland

Gold	Metalor Technologies S.A.	Switzerland

Gold	PAMP S.A.	Switzerland

Gold	PX Précinox S.A.	Switzerland

Gold	Valcambi S.A.	Switzerland

Gold	Solar Applied Materials Technology Corp.	Taiwan

Gold	Umicore Precious Metals Thailand	Thailand

Gold	Atasay Kuyumculuk Sanayi Ve Ticaret A.S.	Turkey

Gold	Istanbul Gold Refinery	Turkey

Gold	Nadir Metal Rafineri San. Ve Tic. A.Ş.	Turkey

Gold	Asahi Refining USA Inc.	United States

Gold	Elemetal Refining, LLC	United States

Gold	Kennecott Utah Copper LLC	United States

Gold	Materion	United States

Gold	Metalor USA Refining Corporation	United States

Gold	Republic Metals Corporation	United States

Gold	United Precious Metal Refining, Inc.	United States

Gold	Navoi Mining and Metallurgical Combinat	Uzbekistan

Tantalum	Plansee SE Liezen	Austria

Tantalum	Plansee SE Reutte	Austria

Mineral	Smelter or Refiner Name	Country Location of Smelter or Refiner

Tantalum	LSM Brasil S.A.	Brazil

Tantalum	Mineração Taboca S.A.	Brazil

Tantalum	Changsha South Tantalum Niobium Co., Ltd.	China

Tantalum	Conghua Tantalum and Niobium Smeltry	China

Tantalum	Duoluoshan	China

Tantalum	F&X Electro-Materials Ltd.	China

Tantalum	Guangdong Zhiyuan New Material Co., Ltd.	China

Tantalum	Hengyang King Xing Lifeng New Materials Co., Ltd.	China

Tantalum	JiuJiang JinXin Nonferrous Metals Co., Ltd.	China

Tantalum	Jiujiang Tanbre Co., Ltd.	China

Tantalum	Ningxia Orient Tantalum Industry Co., Ltd.	China

Tantalum	RFH Tantalum Smeltry Co., Ltd.	China

Tantalum	Yichun Jin Yang Rare Metal Co., Ltd.	China

Tantalum	Zhuzhou Cemented Carbide	China

Tantalum	Molycorp Silmet A.S.	Estonia

Tantalum	H.C. Starck GmbH Goslar	Germany

Tantalum	H.C. Starck GmbH Laufenburg	Germany

Tantalum	H.C. Starck Hermsdorf GmbH	Germany

Tantalum	H.C. Starck Smelting GmbH & Co. KG	Germany

Tantalum	Global Advanced Metals Aizu	Japan

Tantalum	H.C. Starck Ltd.	Japan

Tantalum	Mitsui Mining & Smelting	Japan

Tantalum	Taki Chemicals	Japan

Tantalum	Ulba Metallurgical Plant JSC	Kazakhstan

Tantalum	Solikamsk Magnesium Works OAO	Russian Federation

Tantalum	H.C. Starck Co., Ltd.	Thailand

Tantalum	D Block Metals, LLC	United States

Mineral	Smelter or Refiner Name	Country Location of Smelter or Refiner

Tantalum	Exotech Inc.	United States

Tantalum	Global Advanced Metals Boyertown	United States

Tantalum	H.C. Starck Inc.	United States

Tantalum	Hi-Temp Specialty Metals, Inc.	United States

Tantalum	KEMET Blue Powder	United States

Tantalum	Telex Metals	United States

Tin	Metallo-Chimique N.V.	Belgium

Tin	EM Vinto	Bolivia

Tin	Operaciones Metalurgical S.A.	Bolivia

Tin	Cooperativa Metalurgica de Rondônia Ltda.	Brazil

Tin	Estanho de Rondônia S.A.	Brazil

Tin	Magnu’s Minerais Metais e Ligas Ltda.	Brazil

Tin	Melt Metais e Ligas S.A.	Brazil

Tin	Mineração Taboca S.A.	Brazil

Tin	Resind Indústria e Comércio Ltda.	Brazil

Tin	Soft Metais Ltda.	Brazil

Tin	White Solder Metalurgia e Mineração Ltda.	Brazil

Tin	China Tin Group Co., Ltd.	China

Tin	Gejiu Kai Meng Industry and Trade LLC	China

Tin	Gejiu Non-Ferrous Metal Processing Co., Ltd.	China

Tin	Gejiu Yunxin Nonferrous Electrolysis Co., Ltd.	China

Tin	Jiangxi Ketai Advanced Material Co., Ltd.	China

Tin	Yunnan Chengfeng Non-ferrous Metals Co., Ltd.	China

Tin	Yunnan Tin Company Limited	China

Tin	CV Ayi Jaya	Indonesia

Tin	CV Gita Pesona	Indonesia

Tin	CV Serumpun Sebalai	Indonesia

Mineral	Smelter or Refiner Name	Country Location of Smelter or Refiner

Tin	CV United Smelting	Indonesia

Tin	CV Venus Inti Perkasa	Indonesia

Tin	PT Aries Kencana Sejahtera	Indonesia

Tin	PT Artha Cipta Langgeng	Indonesia

Tin	PT ATD Makmur Mandiri Jaya	Indonesia

Tin	PT Babel Inti Perkasa	Indonesia

Tin	PT Bangka Prima Tin	Indonesia

Tin	PT Bangka Tin Industry	Indonesia

Tin	PT Belitung Industri Sejahtera	Indonesia

Tin	PT Bukit Timah	Indonesia

Tin	PT Cipta Persada Mulia	Indonesia

Tin	PT DS Jaya Abadi	Indonesia

Tin	PT Eunindo Usaha Mandiri	Indonesia

Tin	PT Inti Stania Prima	Indonesia

Tin	PT Justindo	Indonesia

Tin	PT Karimun Mining	Indonesia

Tin	PT Mitra Stania Prima	Indonesia

Tin	PT Panca Mega Persada	Indonesia

Tin	PT Prima Timah Utama	Indonesia

Tin	PT Refined Bangka Tin	Indonesia

Tin	PT Sariwiguna Binasentosa	Indonesia

Tin	PT Stanindo Inti Perkasa	Indonesia

Tin	PT Sukses Inti Makmur	Indonesia

Tin	PT Sumber Jaya Indah	Indonesia

Tin	PT Timah (Persero) Tbk Kundur	Indonesia

Tin	PT Timah (Persero) Tbk Mentok	Indonesia

Tin	PT Tinindo Inter Nusa	Indonesia

Mineral	Smelter or Refiner Name	Country Location of Smelter or Refiner

Tin	PT Wahana Perkit Jaya	Indonesia

Tin	Dowa	Japan

Tin	Mitsubishi Materials Corporation	Japan

Tin	Malaysia Smelting Corporation (MSC)	Malaysia

Tin	Minsur	Peru

Tin	O.M. Manufacturing Philippines, Inc.	Philippines

Tin	Fenix Metals	Poland

Tin	Elmet S.L.U.	Spain

Tin	Rui Da Hung	Taiwan

Tin	O.M. Manufacturing (Thailand) Co., Ltd.	Thailand

Tin	Thaisarco	Thailand

Tin	Alpha	United States

Tin	Metallic Resources, Inc.	United States

Tin	An Vinh Joint Stock Mineral Processing Company	Viet Nam

Tin	Electro-Mechanical Facility of the Cao Bang Minerals & Metallurgy Joint Stock Company	Viet Nam

Tin	Nghe Tinh Non-Ferrous Metals Joint Stock Company	Viet Nam

Tin	Tuyen Quang Non-Ferrous Metals Joint Stock Company	Viet Nam

Tin	VQB Mineral and Trading Group JSC	Viet Nam

Tungsten	Wolfram Bergbau und Hütten AG	Austria

Tungsten	Chenzhou Diamond Tungsten Products Co., Ltd.	China

Tungsten	Chongyi Zhangyuan Tungsten Co., Ltd.	China

Tungsten	Dayu Weiliang Tungsten Co., Ltd.	China

Tungsten	Fujian Jinxin Tungsten Co., Ltd.	China

Tungsten	Ganzhou Huaxing Tungsten Products Co., Ltd.	China

Tungsten	Ganzhou Jiangwu Ferrotungsten Co., Ltd.	China

Tungsten	Ganzhou Seadragon W & Mo Co., Ltd.	China

Tungsten	Guangdong Xianglu Tungsten Co., Ltd.	China

Mineral	Smelter or Refiner Name	Country Location of Smelter or Refiner

Tungsten	Hunan Chenzhou Mining Co., Ltd.	China

Tungsten	Hunan Chuangda Vanadium Tungsten Co., Ltd. Wuji	China

Tungsten	Hunan Chunchang Nonferrous Metals Co., Ltd.	China

Tungsten	Jiangwu H.C. Starck Tungsten Products Co., Ltd.	China

Tungsten	Jiangxi Gan Bei Tungsten Co., Ltd.	China

Tungsten	Jiangxi Xinsheng Tungsten Industry Co., Ltd.	China

Tungsten	Jiangxi Yaosheng Tungsten Co., Ltd.	China

Tungsten	Xiamen Tungsten (H.C.) Co., Ltd.	China

Tungsten	Xiamen Tungsten Co., Ltd.	China

Tungsten	H.C. Starck GmbH	Germany

Tungsten	H.C. Starck Smelting GmbH & Co.KG	Germany

Tungsten	A.L.M.T. TUNGSTEN Corp.	Japan

Tungsten	Japan New Metals Co., Ltd.	Japan

Tungsten	Hydrometallurg, JSC	Russian Federation

Tungsten	Global Tungsten & Powders Corp.	United States

Tungsten	Kennametal Fallon	United States

Tungsten	Kennametal Huntsville	United States

Tungsten	Niagara Refining LLC	United States

Tungsten	Nui Phao H.C. Starck Tungsten Chemicals Manufacturing LLC	Viet Nam

Tungsten	Tejing (Vietnam) Tungsten Co., Ltd.	Viet Nam

Tungsten	Vietnam Youngsun Tungsten Industry Co., Ltd.	Viet Nam